Exhibit (a)(1)(H)

From:
MIP Exchange
To:
MIP Exchange Participants
Subject:
Confirmation of Acceptance of Eligible Options

Thank you for your submission of the Election Form pursuant to the Offer to Exchange Eligible Options for New Restricted Stock Units attached to the Tender Offer Statement on Schedule TO filed by Global Business Travel Group, Inc. with the U.S. Securities and Exchange Commission on December 13, 2022 (the “Offer Documents”). With this letter, we confirm that Global Business Travel Group, Inc. has accepted all of your tendered Eligible Options for exchange in the Exchange Offer. Subject to the terms and conditions of the Exchange Offer, as described in the Offer Documents, your tendered Eligible Options will be cancelled and New RSUs will be granted to you. Your New RSUs will appear shortly in the Morgan Stanley equity platform, Stock Plan Connect, along with the Restricted Stock Unit award agreement which you accepted by your election. If you have any questions, please contact us at MIPExchange@amexgbt.com. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Offer Documents.

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Please note that Options which were in-the-money as of the Expiration Time were deemed ineligible for the Exchange Offer. Such Options will remain outstanding and the intrinsic value of such Options will be deducted from the value of New RSUs to be awarded to you in exchange for tendered Eligible Options.